                                                                EXHIBIT 3(a)(ii)


                            ARTICLES OF AMENDMENT
                                      OF
                         CAROLINA FREIGHT CORPORATION

         The undersigned corporation hereby submits these Articles of Amendment for the purpose of amending its Articles of Incorporation:

         1.  The name of the Corporation is Carolina Freight Corporation.

         2. The following amendments to the Articles of Incorporation of the Corporation were adopted by its shareholders on the 3rd day of May, 1995, in the manner prescribed by the North Carolina Business Corporation Act. Shareholder approval was obtained for the following amendments as required by the North Carolina Business Corporation Act.

                 (a) The section or article numbered "1" of the Articles of Incorporation of the Corporation is amended so that, as amended, it shall read as follows:

                          "1.  The name of the Corporation is WorldWay
                 Corporation."

                 (b) The section or article numbered "9" of the Articles of Incorporation of the Corporation is amended so that, as amended, it shall read as follows:

                          "9.  The number of directors constituting the Board
                 of Directors shall be not less than seven (7) nor more than nine (9) as may be fixed or changed from time to time, within the minimum and maximum, by the shareholders or by the Board of Directors. The Directors shall be divided into three classes, as nearly equal in number as possible, to serve in the first instance until the annual meeting of shareholders to be held in 1983 (Class III), 1984 (Class II), and 1985 (Class
                 I), respectively, or until their successors shall be elected and shall qualify, and thereafter the successors in each class of directors shall be elected to serve for terms of three years and until their successors shall be elected and shall qualify. In the event of any increase in the number of directors, the additional directors shall be so classified that all classes of directors shall be increased equally, as nearly as possible and, in the event of any decrease in the number of directors, all classes of directors shall be decreased equally, as nearly as possible. In the event of death, resignation, retirement, removal or disqualification of a director during his elected term of office, his successor shall be elected to serve only until the expiration of the term of his predecessor."

         3.  These articles will become effective at 3:45 P.M. on May 3, 1995.

         This the 3rd day of May, 1995.

                                         CAROLINA FREIGHT CORPORATION


                                         By:__________________________________
                                             John B. Yorke, Esq., Vice President
                                             and General Counsel